Exhibit 10.1
FIRST AMENDMENT TO
PIER 1 IMPORTS, INC.
2006 STOCK INCENTIVE PLAN
     WHEREAS, Pier 1 Imports, Inc. has heretofore adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) effective March 23, 2006;
     NOW, THEREFORE, the Plan is amended as follows:
          1. The words “of a Participant” in the next to last sentence of both subsections (b) and (d) of Paragraph VIII of the Plan are replaced with the words “or Participant”.
          2. The first sentence of subsection (e) of Paragraph VIII of the Plan is replaced with the following sentence:
“Except as it would cause Plan failure under Section 409A of the Code, the Committee may, in its discretion and as of a date determined by the Committee, upon the occurrence of a Participant’s death, disability, retirement, or termination without cause or upon a Corporate Change, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award or any or all Restricted Stock Unit Awards of a Participant which are then still subject to Forfeiture Restrictions and, upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award or Restricted Stock Unit Awards shall terminate as of such date.”
          3. The words “shall be made in increments of $1,000 and” are deleted from the last sentence of subsection (a) of Paragraph XI of the Plan.
          4. As amended hereby, the Plan is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the party hereto has caused this First Amendment to be executed effective as of June 22, 2006.

PIER 1 IMPORTS, INC.
By:	/s/Gregory S. Humenesky
Gregory S. Humenesky